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                                                                     EXHIBIT 3.5


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  PROBEX CORP.


       Probex Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

       FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

       Subsection (a) of Section 4 shall be amended to read in its entirety as follows:

       "(a) Authorized Shares. The aggregate number of shares that this Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares of $0.001 par value each, which shares shall be designated "Common Stock"; and Ten Million (10,000,000) shares of $0.001 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by the Certificate of Incorporation or the Delaware General Corporation Law."

       SECOND: That the Certificate of Amendment has been approved by the Corporation pursuant to a resolution of its Board of Directors and duly adopted by the majority of the shares outstanding entitled to vote thereon.

       THIRD: The Certificate of Amendment was duly adopted in accordance with the provisions of Sections 242 and 222 of Delaware General Corporation Law.

       FOURTH: That the Certificate of Amendment shall become effective on the date this Certificate of Amendment is duly filed with the Secretary of State of the State of Delaware.

              IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed as of the ____ day of December 2002.

                                         PROBEX CORP.

                                         By:
                                            ------------------------------------
                                         Name:    Bruce A. Hall
                                         Title:   Senior Vice President